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                                                                    EXHIBIT 99.2
FOR IMMEDIATE RELEASE


                                 Contacts: Gerald B. Andrews or John W. Johnson
                                             Johnston Industries, Inc.
                                              (706) 641-3140

                                             Pat Westring or Joel Pomerantz
                                             The Dilenschneider Group
                                             (212) 922-0900


                      JOHNSTON INDUSTRIES PLANS TO ACQUIRE
                   THE T.J. BEALL COMPANY, LEADING PLAYER IN
                     FAST-GROWING TEXTILE RE-GINNING SECTOR


         Columbus, GA, December 4 -- Johnston Industries, Inc. (NYSE:JII), a diversified textile manufacturing company, said today it has signed a letter of intent to acquire the T.J. Beall Company, one of the premier firms in the expanding cotton re-ginning sector of the textile industry. The acquired company will become part of Wellington Sears, also a leading diversified textile manufacturer. T.J. Beall will become closely associated with Wellington Sears' Utilization operation, which is a major user and recycler of textile by-products.

         Wellington Sears is currently a wholly-owned subsidiary of Jupiter National, Inc., which entered into an agreement to merge with Johnston last August. The merger, when completed in early 1996, is expected to provide significant operating synergies for both Johnston and Wellington.

         A family-owned enterprise, T.J. Beall will continue to operate as a separate entity following its merger with Wellington Sears. Terms of the acquisition were not disclosed.

         T.J. Beall's prime business activity is the recycling of gin motes or nonperishable shorter fibers separated from cotton during the ginning process. The re-ginned motes are collected in a baling press and sold to the spinning trade for yarn production, and related applications. The West Point, Georgia-based private company is also involved in the purchasing of textile fibers and their by-products.

         Commenting on the Beall transaction, Gerald B. Andrews, president of Johnston Industries, stated: "This is an ideal fit for both companies. The re-ginning sector of the textile industry has important growth potential, which Beall can now firmly exploit backed by the market strength and capital resources of its new parent. It also has a strategic fit with our utilization textile by-products operation."

         T.J. Beall, III, president of the acquired firm, added: "In addition to enhancing our service to existing customers, we are especially pleased that our long-term growth plans will now be realized. Profitable re-ginning the cotton textile industry is, today, a dynamic specialty that the Beall family is proud to have pioneered for more than 60 years."

         Founded in 1845, Wellington Sears, which operates ten plants in four states, is one of the textile industry's oldest and most respected names.
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         Johnston Industries, Inc., based in Columbus, Georgia, is a diversified manufacturer of textile fabrics with annual sales of approximately $350 million. In addition to Wellington Sears, its other operating subsidiaries -- Opp and Micolas and Southern Phenix Textiles -- produce woven and nonwoven textiles for the industrial and home furnishings sector and, to a lesser extent, for the basic automotive and apparel sectors.

         The Company's newest venture, Tech Textiles USA, makes Vectorply(R) and other sophisticated multiaxial non-crimp reinforcing fabrics from fiberglass, carbon and aramid fibers used in engineering composites for a wide variety of applications

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December 4, 1995